SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material Pursuant to Sec. 240.14a-12.

BLACKROCK MUNICIPAL BOND FUND, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment Of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

FOR FINANCIAL PROFESSIONAL USE ONLY
NOT TO BE DISTRIBUTED TO CLIENTS UNDER ANY CIRCUMSTANCES

Shareholder meeting for the BlackRock Florida Municipal Bond Fund

At a special meeting scheduled for Tuesday, January 20, 2009, shareholders of the BlackRock Florida Municipal Bond Fund (“Florida Muni”) will be asked to approve the reorganization of Florida Muni into BlackRock National Municipal Fund (“National Muni”). If shareholders approve the reorganization, this event is expected to take place on or about February 20, 2009.

Below is a list of some frequently asked questions regarding this shareholder meeting.

How does a shareholder vote?

Shareholders will need the control number from their proxy card to vote on this proxy. There are a few options available:

  By touchtone telephone at 800-690-6903;
  By internet at www.proxyvote.com;
  By returning the proxy card that was sent to shareholders in the postage-paid envelope; and
  In person. The shareholder meeting will be held on Tuesday, January 20, 2009 at 10 a.m. at the offices of BlackRock Advisors, LLC 800 Scudders Mill Road, Plainsboro, NJ 08536.

Will a solicitor be calling shareholders regarding the proxy?

Yes. Broadridge Financial Solutions, Inc. (“Broadridge”) has been retained as the solicitor. Broadridge will be calling on behalf of Florida Muni to obtain a shareholder vote. Once a shareholder submits a vote, the shareholder will no longer be contacted by phone or with additional solicitation letters.

What if a shareholder does not vote?

Shareholders are not required to vote. However, with fewer votes received, the calls from the solicitor will increase. We ask financial professionals to encourage their clients to vote by using one of the methods outlined above.

How does the Board of Trustees suggest that I vote?

After careful consideration, the Board of Trustees of Florida Muni has determined that the proposed Reorganization will benefit the Florida Muni’s shareholders and recommends you cast your vote “for” the proposed reorganization.

What are the benefits of the reorganization?

The reorganization has been proposed in response to the changing legal and tax environment in the state of Florida, which largely eliminated the tax benefits previously realizable through ownership of a Florida-specific municipal fund by a Florida resident. Beginning on January 1, 2007, the Florida Intangible Personal Property Tax was repealed, which decreased the economic benefit derived from investing in a Florida municipal bond fund for a Florida resident.

By contrast, an investment in National Muni offers greater investment flexibility, diversification and the potential for increased distribution yield, all of which may benefit shareholders of Florida Muni. National Muni also has better overall long-term performance than Florida Muni, as well as lower expense ratios than Florida Muni. In addition, certain fixed costs, such as printing shareholder reports and proxy statements, legal expenses, audit fees, mailing costs and other

FOR FINANCIAL PROFESSIONAL USE ONLY
NOT TO BE DISTRIBUTED TO CLIENTS UNDER ANY CIRCUMSTANCES

FOR FINANCIAL PROFESSIONAL USE ONLY
NOT TO BE DISTRIBUTED TO CLIENTS UNDER ANY CIRCUMSTANCES

expenses, will be spread across a larger asset base, thereby potentially lowering the total operating expenses borne by shareholders.

For all these reasons, the Board of Trustees believes investors would benefit from owning shares of National Muni.

How will the reorganization affect me?

If the proposed reorganization is approved, then National Muni will acquire substantially all of the assets and certain stated liabilities of Florida Muni, and Florida Muni shareholders will receive Investor A, Investor B, Investor C, Investor C1 or Institutional shares of National Muni.

Florida Muni shares	National Muni shares

Investor A	Investor A
Investor A1	Investor A
Investor B	Investor B
Investor C	Investor C
Investor C1	Investor C1
Institutional	Institutional

Florida Muni shareholders will receive shares of the National Muni Fund (in the class indicated in the table above) with an aggregate net asset value equal to the aggregate net asset value of the shares of Florida Muni that you own immediately prior to the reorganization.

Will I own the same number of shares of National Muni as I currently own of Florida Muni?

No. You will receive shares of National Muni with the same aggregate net asset value as the shares of Florida Muni you owned prior to the reorganization. However, the number of shares you receive will depend on the relative net asset value of the shares of the two funds on valuation date. Thus, if on the valuation date the net asset value of a share of National Muni is lower than the net asset value of the corresponding share of Florida Muni, you will receive a greater number of shares of National Muni than you held in Florida Muni before the reorganization. On the other hand, if the net asset value of a share of National Muni is higher than the net asset value of the corresponding share of Florida Muni, you will receive fewer shares of National Muni in the reorganization than you held in Florida Muni before the reorganization.

Will I have to pay any sales load, commission or other similar fee in connection with the reorganization?

No. You will not pay any sales load, commission or other similar fee in connection with the reorganization.

Will I have to pay any federal taxes as a result of the reorganization?

The reorganization is expected to qualify as a tax-free reorganization. However, prior to the reorganization, Florida Muni will distribute to its shareholders its undistributed net investment income and undistributed realized net capital gain, if any. These distributions will be taxable to shareholders.

What if I redeem my shares before the reorganization takes place?

FOR FINANCIAL PROFESSIONAL USE ONLY
NOT TO BE DISTRIBUTED TO CLIENTS UNDER ANY CIRCUMSTANCES

FOR FINANCIAL PROFESSIONAL USE ONLY
NOT TO BE DISTRIBUTED TO CLIENTS UNDER ANY CIRCUMSTANCES

If you choose to redeem your shares before the reorganization takes place, then the redemption will be treated as a normal sale of shares and, generally, will be a taxable transaction and may be subject to any applicable contingent deferred sales charge (“CDSC”).

Are there any differences in front-end sales loads or contingent deferred sales charges?

National Muni Investor A shares and Florida Muni Investor A shares both have a front-end sales loads of 4.25% and service and distribution fees of 0.25%. National Muni Investor A shares impose a CDSC of 1.00% on redemptions of investments of $1 million or more within 18 months of purchase. The Florida Muni Investor A shares impose a CDSC of 0.50% on redemptions of investments of $1 million or more within 18 months of purchase. The Investor A1 shares of Florida Muni have a front-end sales load of 4.00%, service and distribution fees of 0.10%, and impose a CDSC of 0.50% on redemptions of investments of $1 million or more within 12 months of purchase.

Special Considerations for Investor A1 Shareholders of Florida Muni. As discussed above, Investor A1 shareholders of Florida Muni will receive Investor A shares of National Muni in connection with the reorganization. Additional purchase orders in National Muni Investor A shares following the reorganization will be subject to the 4.25% Investor A sales charges on such future purchases (reduced sales charges may be available to certain investors).

Florida Muni Investor B shares have service and distribution fees of 0.50% and impose a CDSC of up to 4.00% on redemptions of investments within six years of purchase, while National Muni Investor B shares have service and distribution fees of 0.75% and impose a CDSC of up to 4.00% on redemptions of investments within six years of purchase.

The Investor C shares of both funds have service and distribution fees of 1.00% and impose a CDSC of 1.00% on redemptions of investments within 12 months of purchase.

Florida Muni Investor C1 shares have service and distribution fees of 0.60% and impose a CDSC of 1.00% on redemptions of investments within 12 months of purchase, while the National Muni Fund Investor C1 shares have service and distribution fees of 0.80% and impose a CDSC of 1.00% on redemptions of investments within 12 months of purchase.

The Institutional shares of both funds also are identical in that there are no front-end sales charges, CDSCs or service and distribution fees.

FOR FINANCIAL PROFESSIONAL USE ONLY
NOT TO BE DISTRIBUTED TO CLIENTS UNDER ANY CIRCUMSTANCES